EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Lumen Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock (par value $1.00 per share) (“Common Stock”)	457(a), 457(c) and 457(h)	43,000,000	$1.285	$55,255,000	0.0001476	$8,156

Total Offering Amounts					$55,255,000		$8,156

Total Fee Offsets							—

Net Fee Due							$8,156

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable pursuant to the Lumen Technologies, Inc. 2024 Equity Incentive Plan by reason of any recapitalization, reclassification, stock dividend, stock split or other similar transaction resulting in an increase in the number of shares of outstanding Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and calculated based on the average of the high ($1.32) and low ($1.25) prices of the Common Stock as reported by the NYSE on May 13, 2024.